Exhibit 5.1

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

June 10, 2021

Village Farms International, Inc.

4700-80th Street

Delta, British Columbia V4K 3N3

Canada

Ladies and Gentlemen:

We are acting as counsel to Village Farms International, Inc. (the “Corporation”) in connection with the filing with the Securities and Exchange Commission (the “SEC”) on the date hereof of a Registration Statement on Form S-8 (the “Form S-8”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 8,400,000 common shares of the Corporation (the “Shares”) issuable pursuant to the Village Farms International, Inc. Amended and Restated Share-Based Compensation Plan (the “Plan”). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Form S-8;

(b)	the articles, as amended to date, and by-laws of the Corporation;

(c)	the Plan;

(d)	resolutions of the directors of the Corporation relating to the registration of the Shares and related matters and authorizing the Plan; and

(e)	resolutions of the shareholders of the Corporation authorizing and renewing the Plan.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

Based and relying upon and subject to the foregoing we are of the opinion that the Shares, when issued and paid for in full in accordance with the Plan, will be validly issued and outstanding as fully paid and non-assessable shares.

The foregoing opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. Our opinion is given as of the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Torys LLP

Torys LLP